Exhibit 99.3
Legg Mason, Inc.

PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF

5.50% Senior Notes due 2019
that have been registered under the Securities Act of 1933
($650,000,000 aggregate principal amount)

for

all outstanding unregistered 5.50% Senior Notes due 2019
(Rule 144A CUSIP/ISIN: 524901AQ8/US524901AQ82
Regulation S CUSIP/ISIN: U5236PAA4/USU5236PAA40)
that were issued on May 21, 2012
($650,000,000 aggregate principal amount)
____________________

To Our Clients:
We are enclosing herewith a prospectus dated _________, 2012 (the “Prospectus”) of Legg Mason, Inc. and the related letter of transmittal (the “Letter of Transmittal”), which together constitute the offer of Legg Mason, Inc. (the “Exchange Offer”) to exchange 5.50% Senior Notes due 2019 which have been registered under the Securities Act of 1933, as amended (the “exchange securities”), for $650,000,000 aggregate principal amount of unregistered 5.50% Senior Notes due 2019 (the “unregistered securities”) upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on ________, 2012 unless the exchange offer is extended by Legg Mason, Inc. in its sole discretion.
The Exchange Offer is not conditioned upon any minimum number of unregistered securities being tendered.
We are the holder of record of unregistered securities held by us for your account. A tender of such unregistered securities can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender unregistered securities held by us for your account.
We request instructions as to whether you wish to tender any or all of the unregistered securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.
Pursuant to the Letter of Transmittal, each holder of unregistered securities (a “Holder”) will represent to Legg Mason, Inc. that:

•	the exchange securities acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the Holder;

•	the Holder does not have any arrangement or understanding with any person to participate in the distribution of the unregistered securities or exchange securities;

•
the Holder is not an “affiliate” of Legg Mason, Inc. as defined in Rule 405 promulgated under the Securities Act or, if the Holder is an affiliate, that the Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the Holder is not a broker-dealer, the Holder is not engaged in and does not intend to engage in the distribution of the exchange securities;

•
if the Holder is a broker-dealer, it will receive exchange securities for its own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange securities received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.
Very truly yours,